841 Putnam International Equity Fund
6/30/08 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended June 30, 2008, Putnam Management has
assumed $11,856 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A	$123,940
		Class B	18,301
		Class C	 6,606

72DD2	Class M	 $2,252
		Class R	    182
		Class y	 49,761

73A1		Class A	$1.0561
		Class B	0.7401
		Class C	0.7941

74A2		Class M	$0.8721
		Class R	0.9891
		Class Y	1.1441

74U1		Class A	131,529
		Class B	 20,303
		Class C	  8,782

74U2		Class M	  2,750
		Class R	    210
		Class Y	 52,687

74V1		Class A	$24.68
		Class B	23.55
		Class C	24.07

74V2		Class M	$24.18
		Class R	24.40
		Class Y	24.92


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.